Exhibit 10.2

EXECUTION VERSION

AMENDMENT NO. 2 TO AMENDED AND RESTATED CREDIT AGREEMENT

This Amendment No. 2 to Amended and Restated Credit Agreement (this “Amendment”) is dated as of July 22, 2010, by and among THE DAVEY TREE EXPERT COMPANY, an Ohio corporation (“Borrower”), the lenders party to the Credit Agreement, as hereinafter defined (the “Banks”), and KEYBANK NATIONAL ASSOCIATION, as agent for the Banks (“Agent”).

WHEREAS, Borrower, Agent and the Banks are parties to a certain Amended and Restated Credit Agreement, dated as of November 21, 2006, which provides, among other things, for revolving loans, letters of credit and other financial accommodations, all upon certain terms and conditions stated therein (as amended and as the same may from time to time be further amended, restated or otherwise modified, the “Credit Agreement”); and

WHEREAS, Borrower, Agent and the Banks desire to amend the Credit Agreement to modify certain provisions thereof;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained and for other valuable considerations, Borrower, Agent and the Banks hereby agree as follows:

Section 1.   Definitions.  Each capitalized term used herein and not otherwise defined in this Amendment shall be defined in accordance with the Credit Agreement.

Section 2.   Amendments.

2.1 Schedule 1.  The Credit Agreement is hereby amended to delete the Schedule 1 therefrom in its entirety and to insert in place thereof the Schedule 1 attached hereto as Exhibit A.

2.2 Schedule 2.  The Credit Agreement is hereby amended to delete the Schedule 2 therefrom in its entirety and to insert in place thereof the Schedule 2 attached hereto as Exhibit B.

2.3 Amendment to Article I.  Article I of the Credit Agreement is hereby amended to delete the heading “DEFINITIONS” therefrom and to insert in its place “SECTION 1.1 DEFINITIONS”.

2.4 Deletion of Definitions. Article I of the Credit Agreement is hereby amended to delete the definitions of “Term Loan”, “Term Loan Commitment”, “Term Loan Draw Date”, “Term Loan Draw Period”, “Term Loan Maturity Date”, “Term Note”, and “Total Term Loan Commitment Amount” therefrom in their entirety.

2.5 Addition of Definitions.  Article I of the Credit Agreement is hereby amended to add the following definitions thereto in appropriate alphabetical order:

 "Amendment No. 2” shall mean the Amendment No. 2 to Amended and Restated Credit Agreement, dated as of July 22, 2010, among Borrower, Banks and Agent.

“Amendment No. 2 Effective Date” shall have the meaning assigned to such term in the  Amendment No. 2.

“Applicable Base Rate Margin” shall mean:

(a)           for the period from the Amendment No. 2 Effective Date through and including August 31, 2010, 0.0 basis points; and

(b)           commencing with the financial statements for the fiscal quarter ending June 30, 2010, the number of basis points set forth in the following matrix, based upon the result of the computation of the Leverage Ratio, shall be used to establish the number of basis points that will go into effect on September 1, 2010 and thereafter:

Leverage Ratio	Applicable Base Rate Margin
Greater than or equal to 1.50 to 1.00	25.0 basis points
Greater than or equal to 0.50 to 1.00 but less than 1.50 to 1.00	0.0 basis points
Less than 0.50 to 1.00	0.0 basis points

Changes to the Applicable Base Rate Margin shall be effective on the first day of the month following the date upon which Agent received, or, if earlier, Agent should have received, pursuant to Section 5.3 (a) or (b) hereof, the financial statements of the Companies. The above matrix does not modify or waive, in any respect, the requirements of Section 5.7 hereof, the rights of the Banks to charge the Default Rate, or the rights and remedies of Agent and the Banks pursuant to Articles VII and VIII hereof.  Notwithstanding the foregoing or anything else in this Agreement to the contrary, to the extent that any of the information contained in the financial statements required to be delivered hereunder shall be incorrect in any manner and as a result thereof (or for any other reason), the Leverage Ratio was determined incorrectly for any period, then Agent shall recalculate the Leverage Ratio based upon the correct information and shall recalculate the Applicable Base Rate Margin for the relevant periods and Borrower shall be required to pay on demand by Agent any amounts the Borrower should have paid had the Applicable Base Rate Margin been calculated correctly for such periods (or, to the extent that Borrower has paid any amounts in excess of the amounts Borrower should have paid, then the Banks shall credit such over-payment to the Debt owing by Borrower to each such Bank).

“Derived Base Rate” shall mean a rate per annum equal to the sum of the Applicable Base Rate Margin (from time to time in effect) plus the Base Rate.

“Master Note Purchase Agreement” shall mean that certain Master Note Purchase Agreement, dated as of July 22, 2010, by and among Borrower and the purchasers party thereto, pursuant to which Borrower issued and sold Thirty Million Dollars ($30,000,000)

in aggregate principal amount of its 5.09% Senior Notes, Series A, due July 22, 2020, as the same may from time to time be amended, restated or otherwise modified.

“Senior Note Purchase Agreements” shall mean (i) the Master Note Purchase Agreement and (ii) one additional note purchase agreement, by and among Borrower and the purchasers party thereto, pursuant to which Borrower issues and sells not greater than Thirty Million Dollars ($30,000,000) in aggregate principal amount of senior unsecured notes; provided that such additional note purchase agreement is entered into prior to June 29, 2012, in each case in form and substance acceptable to Agent; provided further that the aggregate amount of the Master Note Purchase Agreement when combined with any other note purchase agreement entered into in accordance with clause (ii) above, shall not at any point exceed Fifty Million Dollars ($50,000,000).

2.6 Amendment of Definitions.  Article I of the Credit Agreement is hereby amended to amend and restate the following definitions in their entirety as follows:

“Applicable Commitment Fee Rate” shall mean:

(a)           for the period prior to the Amendment No. 2 Effective Date through the day immediately prior to the Amendment No. 2 Effective Date, the number of basis points as provided for in this Agreement without giving effect to the Amendment No. 2;

(b)           for the period from the Amendment No. 2 Effective Date through and including August 31, 2010, 20.0 basis points; and

(c)           commencing with the financial statements for the fiscal quarter ending June 30, 2010, the number of basis points set forth in the following matrix, based upon the result of the computation of the Leverage Ratio, shall be used to establish the number of basis points that will go into effect on September 1, 2010 and thereafter:

Leverage Ratio	Applicable Commitment Fee Rate
Greater than or equal to 1.50 to 1.00	30.0 basis points
Greater than or equal to 0.50 to 1.00 but less than 1.50 to 1.00	20.0 basis points
Less than 0.50 to 1.00	20.0 basis points

Changes to the Applicable Commitment Fee Rate shall be effective on the first day of the month following the date upon which Agent received, or, if earlier, Agent should have received, pursuant to Section 5.3 (a) or (b) hereof, the financial statements of the Companies.  The above matrix does not modify or waive, in any respect, the requirements of Section 5.7 hereof, the rights of the Banks to charge the Default Rate, or the rights and remedies of Agent and the Banks pursuant to Articles VII and VIII hereof.  Notwithstanding the foregoing or anything else in this Agreement to the contrary, to the extent that any of the information contained in the financial statements required to be delivered hereunder shall be incorrect in any manner and as a result thereof (or for any other reason), the Leverage Ratio was determined incorrectly for any period, then Agent shall recalculate the Leverage Ratio based upon the correct information and shall recalculate the Applicable Commitment Fee Rate for the relevant periods and Borrower shall be required to pay on demand by Agent any amounts the Borrower should have paid had the Applicable Commitment Fee Rate been calculated correctly for such periods (or, to the extent that Borrower has paid any amounts in excess of the amounts Borrower should have paid, then the Banks shall credit such over-payment to the Debt owing by Borrower to each such Bank).

“Applicable LIBOR Margin” shall mean:

(a)           for the period prior to the Amendment No. 2 Effective Date through the day immediately prior to the Amendment No. 2 Effective Date, the number of basis points as provided for in this Agreement without giving effect to the Amendment No. 2;

(b)           for the period from the Amendment No. 2 Effective Date through and including August 31, 2010, 150.0 basis points; and

(c)           commencing with the financial statements for the fiscal quarter ending June 30, 2010, the number of basis points set forth in the following matrix, based upon the result of the computation of the Leverage Ratio, shall be used to establish the number of basis points that will go into effect on September 1, 2010 and thereafter:

Leverage Ratio	Applicable LIBOR Margin
Greater than or equal to 1.50 to 1.00	175.0 basis points
Greater than or equal to 0.50 to 1.00 but less than 1.50 to 1.00	150.0 basis points
Less than 0.50 to 1.00	125.0 basis points

Changes to the Applicable LIBOR Margin shall be effective on the first day of the month following the date upon which Agent received, or, if earlier, Agent should have received, pursuant to Section 5.3 (a) or (b) hereof, the financial statements of the Companies. The above matrix does not modify or waive, in any respect, the requirements of Section 5.7 hereof, the rights of the Banks to charge the Default Rate, or the rights and remedies of Agent and the Banks pursuant to Articles VII and VIII hereof.  Notwithstanding the foregoing or anything else in this Agreement to the contrary, to the extent that any of the information contained in the financial statements required to be delivered hereunder shall be incorrect in any manner and as a result thereof (or for any other reason), the Leverage Ratio was determined incorrectly for any period, then Agent shall recalculate the Leverage Ratio based upon the correct information and shall recalculate the Applicable LIBOR Margin for the relevant periods and Borrower shall be required to pay on demand by Agent any amounts the Borrower should have paid had the Applicable LIBOR Margin been calculated correctly for such periods (or, to the extent that Borrower has paid any amounts in excess of the amounts Borrower should have paid, then the Banks shall credit such over-payment to the Debt owing by Borrower to each such Bank).

“Base Rate” shall mean a rate per annum equal to the greatest of (a) the Prime Rate or (b) one-half of one percent (1/2%) in excess of the Federal Funds Effective Rate and (c) the applicable LIBOR Rate for a LIBOR Loan made that day with a one month Interest Period, plus 1.50% per annum..  Any change in the Base Rate shall be effective immediately from and after such change in the Base Rate.

“Change in Control” shall mean (a) the acquisition, or, if earlier, the shareholder or director approval of the acquisition, ownership or voting control, directly or indirectly, beneficially or of record, on or after the Restatement Date, by any Person or group (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934, as then in effect), of shares representing more than thirty-three percent (33%) of the aggregate ordinary Voting Power represented by the issued and outstanding capital stock of Borrower; (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of Borrower by Persons who were neither (i) nominated by the board of directors of Borrower nor (ii) appointed by directors so nominated; or (c) the approval by the shareholders or directors of Borrower of a plan of complete liquidation of Borrower or an agreement or agreements for the sale or disposition by Borrower of all or substantially all of Borrower’s assets; provided that purchases or other acquisitions of Equity Interests by, and sales or other transfers of Equity Interests to or within the Davey ESOP in accordance with its terms shall not be deemed or construed to cause, trigger or otherwise result in a Change in Control.

“Commitment” shall mean the obligation hereunder of the Banks to make Loans pursuant to the Revolving Credit Commitments and to participate in the issuance of Letters of Credit up to the Total Commitment Amount.

“Commitment Period” shall mean the period from the Original Closing Date to December 19, 2014, or such earlier date on which the Commitment shall have been terminated pursuant to Article VIII hereof.

 “Note” shall mean any Revolving Credit Note or any other note delivered pursuant to this Agreement.

“Total Commitment Amount” shall mean, at any time, the Total Revolving Commitment Amount.

2.7 Amendment to Article I.  Article I of the Credit Agreement is hereby amended to add at the end thereof, the following new Section 1.2:

SECTION 1.2   ACCOUNTING PRINCIPLES.  Should any changes in U.S. generally accepted principles from those used in the preparation of the audited consolidated financial statements of Borrower referred to in Section 5.3(b) occur by reason of any change in the rules, regulations, pronouncements, opinion or other requirements of the Financial Accounting Standards Board (FASB) (or any successor thereto or agency with similar function), or if Borrower adopts the International Financial

Reporting Standards, and such change in accounting principles and/or adoption of such standards results in a change in the method or results of calculation of financial covenants and/or defined terms contained in this Agreement, then at the option of the Required Banks or Borrower, the parties will enter into good faith negotiations to amend such financial covenants and/or defined terms in such manner as the parties shall agree, each acting reasonably, in order to reflect fairly such changes and/or adoption so that the criteria for evaluating the financial condition of Borrower shall be the same in commercial effect after, as well as before, such changes and/or adoption are made (in which case the method and calculation of financial covenants and/or defined terms related thereto hereunder shall be determined in the manner so agreed); provided that, until so amended, such calculations shall continue to be computed in accordance with GAAP prior to such change therein or adoption.

2.8 Amendment to Section 2.1.  Section 2.1 of the Credit Agreement is hereby amended to delete the third paragraph therefrom in its entirety and to insert in place thereof the following:

Each borrowing from the Banks hereunder shall be made pro rata according to the Banks’ respective Commitment Percentages. The Loans may be made as Revolving Loans, and Letters of Credit may be issued, as follows:

2.9 Amendment to Section 2.1B.  Section 2.1B of the Credit Agreement is hereby amended and restated in its entirety as follows:

[Reserved.]

2.10 Amendment to Section 2.4.  Section 2.4 of the Credit Agreement is hereby amended to delete the final sentence therefrom in its entirety.

2.11 Amendment to Section 2.5  Section 2.5 of the Credit Agreement is hereby amended to delete the final paragraph therefrom in its entirety and to replace it with the following:

On the effective date of any increase in the Total Revolving Commitment Amount in accordance with this Section, Schedule 1 hereto shall be deemed automatically amended to reflect the new Revolving Credit Commitments and Commitment Percentages of each Bank.  For the avoidance of doubt, with respect to any increases in the Total Revolving Commitment Amount provided for in accordance with this Section prior to the Amendment No. 2 Effective Date, such increased Total Revolving Commitment Amount shall be deemed to be replaced in full, as of the Amendment No. 2 Effective Date, by the Total Revolving Commitment Amount as identified on Exhibit A to the Amendment No. 2.

2.12 Amendment to Section 5.7.  Section 5.7 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

SECTION 5.7         FINANCIAL COVENANTS.

(a)           LEVERAGE RATIO.  Borrower shall not suffer or permit at any time the Leverage Ratio to exceed 2.50 to 1.00.

(b)           BALANCE SHEET LEVERAGE RATIO.  Borrower shall not suffer or permit at any time the Balance Sheet Leverage Ratio to exceed 0.60 to 1.00.

Notwithstanding anything contained in this Section 5.7 to the contrary, in the event any Material Indebtedness Agreement of Borrower evidencing Indebtedness in an original principal amount of $5,000,000 or more contains a Leverage Ratio, Balance Sheet Leverage Ratio or other financial covenant more restrictive than contained in this Section 5.7 (a “More Restrictive Covenant”), this Agreement shall be deemed to have been amended to include such More Restrictive Covenant (including any amendments thereto that are more restrictive than the initial More Restrictive Covenant) in place of or in addition to the covenants contained herein as of the date such More Restrictive Covenant first became binding on Borrower; provided, however, that so long as no Default or Event of Default shall have occurred and be continuing (i) upon (x) the satisfaction of all Indebtedness evidenced by or incurred pursuant to any such Material Indebtedness Agreement and (y) effective upon the delivery of a Compliance Certificate in accordance with Section 5.3(c) for the period in which such Indebtedness has been satisfied in full, reflecting compliance with such More Restrictive Covenant during such period, any such covenant so incorporated herein shall be deemed deleted and the provisions hereof shall thereupon be those in effect prior to the date such More Restrictive Covenant first became binding on Borrower, (ii) upon (x) the amendment of any More Restrictive Covenant by the holder of such Indebtedness in a manner that is less restrictive, but remains more restrictive than contained in this Section 5.7 as of the date immediately prior to the date such More Restrictive Covenant became effective hereunder (an “Amended More Restrictive Covenant”) and (y) effective upon the delivery of a Compliance Certificate in accordance with Section 5.3(c) for the period in which such Amended More Restrictive Covenant is to become binding on Borrower, reflecting compliance with such More Restrictive Covenant during such period, this Agreement shall be deemed to include such Amended More Restrictive Covenant and the More Restrictive Covenant amended by such Amended Restrictive Covenant shall be deemed deleted, and (iii) upon (x) the amendment of any More Restrictive Covenant or Amended More Restrictive Covenant in a manner that is less restrictive than contained in this Section 5.7 and (y) effective upon the delivery of a Compliance Certificate in accordance with Section 5.3(c) for the period in which such amendment is to become binding on Borrower, reflecting compliance with such More Restrictive Covenant or Amended More Restrictive Covenant during such period, any such covenant so incorporated herein shall be deemed deleted and the provisions hereof shall thereupon be those in effect prior to the date such More Restrictive Covenant first became binding on Borrower.

2.13 Amendment to Section 5.8(d).  Section 5.8(d) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(d)           unsecured Indebtedness incurred under lines of credit established by Agent or other financial institutions customarily engaged in the business of lending money; provided, however, that the maximum amount of Indebtedness permitted by this subpart (d) shall at no time exceed Fifteen Million Dollars ($15,000,000);

2.14 Amendment to Section 5.8(i).  Section 5.8(i) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(i)           any (i) loans granted to a Company for the purchase of fixed assts, or (ii) Indebtedness incurred by a Company in connection with any capital leases, so long as the aggregate amount of all such loans and capital leases for all Companies (excluding capital leases between the Borrower or a Subsidiary Guarantor and a Subsidiary Guarantor) does not exceed Twelve Million Dollars ($12,000,000) at any time; and

2.15 Amendment to Section 5.8. Section 5.8 of the Credit Agreement is hereby amended to delete the word “and” after clause (i), delete “.” at the end of clause (j) and insert in its place “; and” and to add the following new clause (k) thereto:

(k)           unsecured Indebtedness issued pursuant to the Senior Note Purchase Agreements, and all guaranties by any Company of such Indebtedness.

2.16 Amendment to Section 5.9(d).  Section 5.9(d) of the Credit Agreement is hereby amended to delete the words “Section 5.8(j)” therefrom and to insert in place thereof the words “Section 5.8(i)”.

2.17 Amendment to Section 5.9.  Section 5.9 of the Credit Agreement is hereby amended to delete the final sentence thereof and to insert in its place the following:

No Company shall enter into any contract or agreement that would prohibit Agent or the Banks from acquiring a security interest, mortgage or other Lien on, or a collateral assignment of, any of the property or assets of a Company; provided, however, that nothing herein contained shall be deemed or construed to prohibit Agent or any of the Banks, as the case may be, from entering into a sharing or intercreditor agreement in commercially customary form under which any such security interest, mortgage or other Lien on, or collateral assignment of, any such property or assets of a Company shall be shared equally and ratably between and among Agent, each of the Banks, as the case may be, and the holders of the Notes issued and outstanding under either of the Senior Note Purchase Agreements if and to the extent any Indebtedness due and owing to Agent or any of the Banks has been or is to be issued and outstanding under Section 10.3 of either of the Senior Note Purchase Agreements and such security interest, mortgage or other Lien on or collateral assignment of any such property or assets has been or is to be created or incurred within the limitations of Section 10.4(i) of either of the Senior Note Purchase Agreements.

2.18 Amendment to Section 5.11(ix).  Clause (ix) of Section 5.11 to the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the following new clause (ix):

(ix) Sales, contributions or transfers of assets and or/Acquisitions made by the Companies pursuant to Section 5.12(b) or Section 5.13 hereof, and the creation of

Subsidiaries in connection therewith and/or for the purposes of managing tax and/or regulatory matters so long as each such Subsidiary becomes a Guarantor of Payment if required pursuant to Section 5.20 hereof;

2.19 Amendment to Section 5.12(b).  Section 5.12(b) of the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the following new Section 5.12(b):

(b) Borrower or any Subsidiary may sell, lease, contribute, transfer or otherwise dispose of any of its assets to (i) Borrower (in the case of sales, leases, contributions, transfers or other dispositions by any Subsidiary) (ii) any Wholly-Owned Subsidiary that is a Guarantor of Payment, or (iii) any Guarantor of Payment, of which Borrower and/or one or more Wholly-Owned Subsidiaries, that are Guarantors of Payment, shall own not less than the same percentage of Voting Power as Borrower and/or one or more Wholly-Owned Subsidiaries (that are Guarantors of Payment) then own of the Subsidiary making such sale, lease, contribution, transfer or other disposition.

2.20 Amendment to Section 5.13.  Section 5.13 of the Credit Agreement is hereby amended by deleting the words “Restatement Date” therefrom and inserting in place thereof the words “Amendment No. 2 Effective Date.”

2.21 Amendment to Section 5.16.  Section 5.16 of the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the following new Section 5.16:

SECTION 5.16    AFFILIATE TRANSACTIONS.  No Company shall, or shall permit any Subsidiary to, directly or indirectly, enter into or permit to exist any material transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of a Company on terms that are less favorable to such Company or such Subsidiary, as the case may be, than those that might be obtained at the time in a transaction with a non-Affiliate; provided, however, that the foregoing shall not prohibit the payment of customary and reasonable directors’ fees to directors who are not employees of a Company or any Affiliate of a Company or any transaction permitted under Sections 5.11, 5.12 or 5.13.

2.22 Amendment to Section 6.10.  Section 6.10 of the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the following new Section 6.10:

SECTION 6.10    EMPLOYEE BENEFIT PLANS.  Schedule 6.10 hereto identifies each ERISA Plan.  Since the Restatement Date, no ERISA Event has occurred or is expected to occur with respect to an ERISA Plan that could reasonably be expected to have a Material Adverse Effect.  Full payment has been made of all amounts which a Controlled Group member is required, under applicable law or under the governing documents, to have been paid as a contribution to or a benefit under each ERISA Plan.  The liability of each Controlled Group member with respect to each ERISA Plan has been fully funded based upon reasonable and proper actuarial assumptions, has been fully insured, or has been fully reserved for on its financial statements.  No changes have occurred or are expected to occur that would cause a material increase in the cost of providing benefits under the ERISA Plan that could reasonably be expected to have a Material Adverse Effect.  With respect to each ERISA Plan that is intended to be qualified under Code Section 401(a):  (a) the ERISA Plan and any associated trust operationally comply with the applicable requirements of Code Section 401(a), (b) the ERISA Plan and any associated trust have been amended to comply with all such requirements as currently in effect, other than those requirements for which a retroactive amendment can be made within the “remedial amendment period” available under Code Section 401(b) (as extended under Treasury Regulations and other Treasury pronouncements upon which taxpayers may rely), (c) the ERISA Plan and any associated trust have received a favorable determination letter from the Internal Revenue Service stating that the ERISA Plan qualifies under Code Section 401(a), that the associated trust qualifies under Code Section 501(a) and, if applicable, that any cash or deferred arrangement under the ERISA Plan qualifies under Code Section 401(k), unless the ERISA Plan was first adopted at a time for which the above-described “remedial amendment period” has not yet expired, (d) the ERISA Plan currently satisfies the requirements of Code Section 410(b), without regard to any retroactive amendment that may be made within the above-described “remedial amendment period”, and (e) no contribution made to the ERISA Plan is subject to an excise tax under Code Section 4972.  With respect to all Pension Plans, the aggregate “accumulated benefit obligation” of Controlled Group members with respect to such Pension Plans (as determined in accordance with Statement of Accounting Standards No. 87, “Employers’ Accounting for Pensions”) does not exceed the aggregate fair market value of all Pension Plan assets by more than 15% of Consolidated Net Worth. If all Controlled Group members withdrew from all Multiemployer Plans in a “complete withdrawal” (within the meaning of ERISA Section 4203) such withdrawal would not reasonably be expected to result in a Material Adverse Effect.

Section 3.   Effectiveness.  This Amendment shall be effective on the date (the  “Amendment No. 2 Effective Date”) upon which the following conditions are satisfied:

3.1 Delivery.  This Amendment shall have been executed by Borrower, Agent and each Bank, and counterparts hereof as so executed shall have been delivered to Agent, and each Guarantor of Payment shall have acknowledged the terms hereof.

3.2 Notes.  Borrower shall have executed and delivered to each Bank, if so requested, its Revolving Credit Note or a replacement Revolving Credit Note.

3.3 Master Note Purchase Agreement. Borrower shall have delivered to Agent a fully executed copy of the Master Note Purchase Agreement.

3.4 Banks.  Agent shall have received fully executed Assignment Agreements, including the fees associated therewith, for each Bank listed on Schedule 1 to the Credit Agreement (as amended by this Amendment) that is not a Bank to the Credit Agreement prior to the effective date of this Amendment.

3.5 Legal Opinion.  Borrower shall have delivered to Agent an opinion of counsel for Borrower and each Guarantor of Payment, in form and substance satisfactory to Agent and the Banks.

3.6 Officer’s Certificate, Resolutions, Organizational Documents.  Borrower and each Guarantor of Payment shall have delivered to each Bank an officer’s certificate certifying the names of the officers of Borrower or such Guarantor of Payment authorized to sign the Amendment and the Notes, as applicable, together with the true signatures of such officers and certified copies of (a) the resolutions of the board of directors of Borrower and each Guarantor of Payment evidencing approval of the execution and delivery of the Amendment and the Notes, as applicable, and (b) the Organizational Documents of Borrower and each Guarantor of Payment.

3.7 Good Standing Certificates.  Borrower shall have delivered to Agent a good standing certificate for Borrower and each Guarantor of Payment, issued on or about the Restatement Date by the Secretaries of State of Ohio and California

3.8 Fees and Expenses.  Borrower shall have paid (i) to the Agent, for the benefit of the Lenders, in immediately available funds, an amendment fee equal to 25 basis points multiplied by the sum of the outstanding Revolving Credit Commitments as of the date of this Amendment and (ii) all costs, fees and expenses in connection with the preparation and negotiation of this Amendment and the other documents being executed or delivered in connection therewith in accordance with the terms of the Credit Agreement, including, without limitation, the fees and expenses of legal counsel.

3.9 No Default.  After giving effect to this Amendment, all of the representations and warranties set forth in Section 4 below and in the Credit Agreement will be true and correct and no Default or Event of Default shall exist.

Section 4.   Representations and Warranties.  Borrower hereby represents and warrants to Agent and the Banks that (a) Borrower has the legal power and authority to execute and deliver this Amendment, (b) the officers executing this Amendment have been duly authorized to execute and deliver the same and bind Borrower with respect to the provisions hereof, (c) the execution and delivery hereof by Borrower and the performance and observance by Borrower of the provisions hereof do not violate or conflict with the organizational agreements of Borrower or any law applicable to Borrower or result in a breach of any provision of or constitute a default under any other agreement, instrument or document binding upon or enforceable against Borrower, (d) no Default or Event of Default exists under the Credit Agreement, nor will any occur immediately after the execution and delivery of this Amendment or by the performance or observance of any provision hereof, (e) Borrower is not aware of any claim or offset against, or defense or counterclaim to, any of Borrower’s obligations or liabilities under the Credit Agreement or any Related Writing, and (f) this Amendment constitutes a valid and binding obligation of Borrower in every respect, enforceable in accordance with its terms.

Section 5.   Miscellaneous.

5.1 Waiver.  Borrower, by signing below, hereby waives and releases Agent and each of the Banks and their respective directors, officers, employees, attorneys, affiliates and subsidiaries from any and all claims, offsets, defenses and counterclaims of which Borrower is aware, such waiver and release being with full knowledge and understanding of the circumstances and effect thereof and after having consulted legal counsel with respect thereto.

5.2 Credit Agreement Unaffected.  Each reference that is made in the Credit Agreement or any Related Writing to the Credit Agreement shall hereafter be construed as a reference to the Credit Agreement as amended hereby.  Except as herein otherwise specifically provided, all provisions of the Credit Agreement shall remain in full force and effect and be unaffected hereby.  This Amendment is a Related Writing, as defined in the Credit Agreement.

5.3 Counterparts.     This Amendment may be executed in any number of counterparts, by different parties hereto in separate counterparts and by facsimile signature, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

5.4 Governing Law.  The rights and obligations of all parties hereto shall be governed by the laws of the State of Ohio, without regard to principles of conflicts of laws.

[Remainder of page intentionally left blank.]

5.5 JURY TRIAL WAIVER.  BORROWER, AGENT AND EACH OF THE BANKS HEREBY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWER, AGENT AND THE BANKS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

THE DAVEY TREE EXPERT COMPANY

By: /s/ David E. Adante
Name: David E. Adante
Title: Executive Vice President, CFO & Secretary

and  /s/ Joseph R. Paul
Name: Joseph R. Paul
Title: Treasurer

KEYBANK NATIONAL ASSOCIATION,
as Agent and as a Bank

By: /s/ James A. Gelle
Name: /s/ James A. Gelle
Title: Vice President

FIRSTMERIT BANK, N.A.

By: /s/ Robert G. Morlan
Name: Robert G. Morlan
Title: Senior Vice President

PNC BANK, NATIONAL ASSOCIATION

By: /s/ Joseph G. Moran
Name: Joseph G. Moran
Title: Sr. Vice President

WELLS FARGO BANK, N.A.

By: /s/ Andrew T. Cavallari
Name: Andrew T. Cavallari
Title: Vice President

GUARANTOR ACKNOWLEDGMENT AND AGREEMENT

The undersigned consents and agrees to and acknowledges the terms of the foregoing Amendment No. 2 to Credit Agreement. The undersigned further agrees that the obligations of the undersigned pursuant to the Guaranty of Payment executed by the undersigned shall remain in full force and effect and be unaffected hereby.

The undersigned hereby waives and releases Agent and each of the Banks and their respective directors, officers, employees, attorneys, affiliates and subsidiaries from any and all claims, offsets, defenses and counterclaims of which the undersigned is aware, such waiver and release being with full knowledge and understanding of the circumstances and effect thereof and after having consulted legal counsel with respect thereto.

JURY TRIAL WAIVER.  THE UNDERSIGNED, AGENT AND EACH OF THE BANKS HEREBY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWER, THE UNDERSIGNED, AGENT AND THE BANKS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

THE DAVEY TREE EXPERT COMPANY

By: /s/ David E. Adante
Name: David E. Adante
Title: Executive Vice President, CFO & Secretary

WOLF TREE, INC.
By: /s/ Nicholas R. Sucic
Name: Nicholas R. Sucic
Title:  Controller

THE CARE OF TREES, INC.
By: /s/ Joseph R. Paul
Name: Joseph R. Paul
Title:  Treasurer

EXHIBIT A

SCHEDULE 1

BANKING INSTITUTIONS	COMMITMENT PERCENTAGE	REVOLVING CREDIT COMMITMENT AMOUNT

KeyBank National Association	34.461156578571%	$48,245,619.21
Wells Fargo Bank, N.A.	26.065161842857%	$36,491,226.58
PNC Bank, National Association.	23.809523685714%	$33,333,333.16
FirstMerit Bank, N.A.	15.664157892857%	$21,929,821.05
Total Percentage Total Commitment Amount	100%	$140,000,000.00

EXHIBIT B

SCHEDULE 2

GUARANTORS OF PAYMENT

1.  Davey Tree Surgery Company, an Ohio corporation

2.  Wolf Tree, Inc., a Tennessee corporation

3.  The Care of Trees, Inc., an Illinois corporation